EXHIBIT -3.58
STATE OF DELAWARE
STATEMENT OF PARTNERSHIP EXISTENCE
OF
ARCELORMITTAL USA PARTNERSHIP
1.	The name of the partnership (the “Partnership”) is:
ArcelorMittal USA Partnership
2.	The address of its registered office in the State of Delaware is:

1209 Orange Street
Wilmington, Delaware 19801

The name of the registered agent is: The Corporation Trust Company

The address of the registered agent in the State of Delaware is:

1209 Orange Street
Wilmington, Delaware 19801

IN WITNESS WHEREOF, the undersigned authorized partner in the Partnership has executed this Statement of Partnership Existence as of this 18th day of March, 2008.

MITTAL CANADA INC.
By:	/s/ Benoit Alain
	Name:	Benoit Alain
	Title:	Vice President Finance and Chief Financial Officer